Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS THAT FINANCIAL CONDITION

REMAINS STRONG

$27MM Cash and Short Term Investment and No Debt

DENVER, COLORADO, October 13, 2008 – CREDO Petroleum Corporation (NASDAQ: CRED) today reported that its financial condition is sound and that the company is well positioned to capitalize on opportunities that may arise due to recent events in the U.S. and world financial markets.

In July CREDO completed a $16,675,000 stock sale.  Working capital is approximately $27,400,000, consisting primarily of cash and short term investments, and the company has no debt.

As of the company’s 2007 fiscal year end, proved reserves, reported on an SEC basis, were 20.5 billion cubic feet of natural gas equivalent.  The discounted value (at 10%) of those reserves was approximately $62,000,000 based on $5.89 per Mcf for natural gas reserves and $86.61 for oil reserves, which are roughly equivalent to today’s prices.  Reserve quantities are updated quarterly and have not materially changed.  Reserves are currently being updated for the upcoming fiscal year-end 2008.  In addition to SEC basis booked reserves, the company believes that it has very substantial unbooked reserves in other categories which provide significant upside potential.

Currently the company has open natural gas hedge positions for the production months of November 2008 though October 2009 covering 830 MMBtu.  All of the hedges are currently profitable.  In the aggregate, these hedges are intended to cover the company’s estimated future production for the applicable months hedged as follows:  approximately 50% for the Fall and Winter of 2008/2009 and approximately 30% for the Spring, Summer and Fall of 2009.  The monthly hedge prices (NYMEX basis) range from an average of approximately $9.80 for the Fall and Winter months of 2008/2009 and $8.20 for the Spring, Summer and Fall months of 2009.  All open hedge contracts are indexed to the NYMEX.  Average prices in the company’s primary market are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.

James T. Huffman, Chairman and CEO, stated, “This year marks our 30th year as a public company.  In that time we have experienced a number of turbulent cycles.  I am proud that we have always provided a financially sound and profitable business for our shareholders, employees, and customers.  In our 30 year history, there has been only one unprofitable year when low energy prices forced a non-cash write down of property costs.  Over the years, CREDO has received accolades from many sources, including Forbes, Fortune and U.S.A. Today, for outstanding long term performance in both good and bad times.

“This year is no different.  Our business is sound and we are ready to seize opportunities as they become available.  Our people are seasoned and we have plenty of cash, no debt, and an excellent reserve base.  In addition to our Calliope Gas Recovery System, we have outstanding drilling projects in Oklahoma, Kansas, Texas and North Dakota.”

Huffman further stated, “Our Calliope Gas Recovery System continues to provide enormous upside for CREDO because, with its “all-in” finding and production costs of about $1.00 per Mcf, it provides very attractive, low risk returns across a wide range of gas prices.  We expect Calliope to become increasingly attractive to other companies as they deal with changing economics in our industry.”

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Contact:	James T. Huffman
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200

Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2007 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.